UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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TEGNA INC.
(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
 LAWRENCE WERT
STEPHEN USHER
DAVID GLAZEK
MICHAEL PERRONE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).
On March 6, 2020, Standard General issued the following press release:

STANDARD GENERAL COMMENTS ON MEDIA REPORTS OF
POTENTIAL ACQUISITION OFFERS TO TEGNA

NEW YORK, March 6, 2020 -- Standard General L.P., one of the largest shareholders of TEGNA Inc. (NYSE: TGNA), and the owner of approximately 9.7% of the Company's outstanding shares, today issued the following statement regarding media reports that TEGNA has received multiple potential acquisition offers for the Company:

Soo Kim, Founding Partner of Standard General L.P., said, “We understand from media reports that TEGNA has received multiple offers from credible buyers. We believe that the TEGNA Board, with the assistance of independent advisors, needs to run a full and fair process to explore all alternatives to maximize value for all shareholders. We also understand that these proposals involve both cash and stock and all cash offers, and it is essential that the TEGNA Board carefully evaluate the benefits and risks of all available alternatives. We stand ready to work with TEGNA to help thoughtfully evaluate these proposals.”

About Standard General L.P.
Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. For more information, please visit http://www.standardgenerallp.com/.

Investor Contacts
Bruce Goldfarb / Jason Alexander / Pat McHugh
Okapi Partners
info@okapipartners.com
(212) 297-0720

Media Contacts
media@standgen.com

Forward-looking Statements
All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Standard General L.P., together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the "Company").

STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB / JASON ALEXANDER / PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM

The participants in the proxy solicitation are anticipated to be Standard General L.P., Standard General Master Fund L.P., Soohyung Kim, Stephen Usher, David Glazek, Michael Perrone, Colleen B. Brown, Ellen McClain Haime, Deborah McDermott and Lawrence Wert.

As of the date hereof, Standard General L.P. beneficially owns 21,124,315 shares of Common Stock, $1.00 par value per share of the Company (the "Common Stock") in its capacity as the investment manager to various private investment vehicles, including Standard General Master Fund L.P., which is the record owner of 100 shares; Soohyung Kim may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by Standard General L.P. As of the date hereof, Ms. Brown, Ms. Haime, Ms. McDermott, Mr. Usher, Mr. Glazek, Mr. Wert, and Mr. Perrone do not beneficially own any shares of Common Stock.